Free Writing Prospectus	Filed pursuant to Rule 433 under the Securities Act
(Supplements the Preliminary Prospectus	Registration Statement No. 333-180015
Supplement dated July 31, 2012)

CIT Group Inc.
$1,750,000,000 4.250% Senior Unsecured Notes due 2017
$1,250,000,000 5.000% Senior Unsecured Notes due 2022

Pricing Term Sheet

July 31, 2012

Terms Applicable to the 4.250% Senior Unsecured Notes due 2017

Issuer:	CIT Group Inc.
Title of Securities:	4.250% Senior Unsecured Notes due 2017
Principal Amount:	$1,750,000,000
Final Maturity Date:	August 15, 2017
Price to Public:	100.000%
Underwriting Discounts and Commissions:	0.875% of principal amount
Coupon:	4.250%
Yield to Maturity:	4.250%
Benchmark Treasury:	UST .500% due July 31, 2017
Benchmark Treasury Price and Yield:	99-15¼ and 0.606%
Spread to Benchmark Treasury:	+364 basis points
CUSIP/ISIN Number:	125581 GP7 / US 125581GP72

Terms Applicable to the 5.000% Senior Unsecured Notes due 2022

Issuer:	CIT Group Inc.
Title of Securities:	5.000% Senior Unsecured Notes due 2022
Principal Amount:	$1,250,000,000
Final Maturity Date:	August 15, 2022
Price to Public:	100.000%
Underwriting Discounts and Commissions:	1.000% of principal amount
Coupon:	5.000%
Yield to Maturity:	5.000%
Benchmark Treasury:	UST 1.750% due May 15, 2022
Benchmark Treasury Price and Yield:	102-07 and 1.505%
Spread to Benchmark Treasury:	+350 basis points
CUSIP/ISIN Number:	125581 GQ5 / US 125581GQ55

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Terms Applicable to All Notes Offered Hereby

Interest Payment Dates:	February 15 and August 15, commencing February 15, 2013
Record Dates:	February 1 and August 1
Optional Redemption:	Make-whole call at T+50 basis points
Joint Book-Running Managers:	Deutsche Bank Securities Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated
Lead Manager	Credit Agricole Securities (USA) Inc.
Co-Managers	Blaylock Robert Van, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Lebenthal & Co., LLC Mischler Financial Group, Inc. The Williams Capital Group, L.P.
Trade Date:	July 31, 2012
Settlement Date:	August 3, 2012 (T+3)

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the Issuer or any underwriter will arrange to send you the prospectus if you request it by calling any of the Joint Book-Running Managers at its number below:

Deutsche Bank Securities Inc.	(800) 503-4611
Goldman, Sachs & Co.	(866) 471-2526
J.P. Morgan Securities LLC	(800) 245-8812
Merrill Lynch, Pierce, Fenner & Smith Incorporated	(800) 294-1322

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

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